Exhibit 99.1

Implant Sciences Announces Settlement in Evans Litigation

WILMINGTON, Mass. — (BUSINESS WIRE) — March 30, 2009 — Implant Sciences Corporation (NYSE Amex: IMX), a supplier of systems and sensors for the homeland security market and related industries, today announced the settlement of its ongoing litigation with Evans Analytical Group, LLC. over the 2007 sale by Implant Sciences of the assets of Accurel Systems International (an Implant Sciences subsidiary) to Evans.

The settlement includes disbursement of money to both Evans and Implant Sciences from an escrow fund created at the time of the closing of the initial 2007 transaction, as well as the issuance of convertible preferred stock to Evans with certain liquidation preferences.  The more specific terms of the settlement and the preferred stock will be described in a Current Report on Form 8-K to be filed by Implant Sciences with the Securities and Exchange Commission.

Glenn D. Bolduc, Implant Sciences' Chief Executive Officer, commented, "This settlement is a significant step forward for Implant Sciences and its shareholders. It removes a major uncertainty for the company and enables us to focus our attention on our business plan and growth strategy.”

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks that: if the NYSE Amex delists our common stock, it may be extremely difficult to raise capital; if third party credit is unavailable, our working capital could be restricted and we may not be able to borrow capital; and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.